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                                     [LETTERHEAD]


                                   January 8, 1998



Cell Robotics International, Inc.
2715 Broadbent Parkway N.E.
Albuquerque, New Mexico  87107

     Re:  Pre-Effective Amendment No. 1 to Registration on Form SB-2

Ladies and Gentlemen:

          We hereby consent to the inclusion of our opinion regarding the legality of the securities being registered by the Pre-Effective Amendment No. 1 to Form SB-2 Registration Statement to be filed with the United Stated Securities and Exchange Commission, Washington, D.C., pursuant to the Securities Act of 1933, as amended, by Cell Robotics International, Inc., a Colorado corporation (the "Company"), in connection with the offering by the Company described therein of an aggregate of (i) 500,000 Units ("Units"), each Unit consisting of one share of Series A Convertible Preferred Stock, $.04 par value ("Preferred Stock") and two Common Stock Purchase Warrants ("Warrants");
(ii) 500,000 shares of Preferred Stock; (iii) 1,000,000 Warrants; and (iv) an aggregate of 4,200,000 shares of Common Stock, $.004 par value ("Common Stock"), issuable as a dividend on the Preferred Stock, upon conversion of the Preferred Stock and upon exercise of the Warrants, as proposed and more fully described in such Registration Statement.

     We further consent to the reference in such Registration Statement to our having given such opinions.

                                        Sincerely,



                                        Clifford L. Neuman